Exhibit 99.1

          ULTRA PETROLEUM ANNOUNCES NEW CFO AND NEW PRODUCTION IN CHINA

HOUSTON, July 18 /PRNewswire-FirstCall/ -- Ultra Petroleum (Amex: UPL) announced today that Marshal D. (Mark) Smith has joined Ultra as Chief Financial Officer. Mark has over twenty-five years of progressive experience in all aspects of the energy industry including operations, strategic planning, corporate finance, banking and business development.

Ultra also announced that first oil was achieved on July 6th at their CFD 11-3 & CFD 11-5 fields located at Bohai Bay, China. The new developments are currently producing approximately 9,000 barrels per day from 2 wells. The fields should have 4 wells on production by the end of August with gross production in the range of 10,000 -- 15,000 barrels per day at that time. Ultra's interest in the two new fields is approximately 9%.

"We welcome Mark to the Ultra family and look forward to the many contributions his experience, work ethic, and business acumen will provide the Company. And we're delighted with the initial oil production at the two new fields in Bohai Bay," stated Michael D. Watford, Ultra's Chairman, President and CEO.

Ultra Petroleum is an independent, exploration and production company focused on developing its long life natural gas reserves in the Green River Basin of Wyoming, and oil reserves in Bohai Bay, offshore China. Ultra is listed on the American Stock Exchange under the ticker "UPL" with 153,325,036 shares outstanding as of the date of this release.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We may use certain terms in this press release, relating to reserves and/or production that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K available from us at 363 North Sam Houston Parkway E., Suite 1200, Houston, TX 77060. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

This news release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's businesses are set forth in their filings with the Securities and Exchange Commission. Full details regarding the selected financial information provided above will be available in the Company's annual report and in the Annual Information form to be filed under the cover of Form 10-K.